Exhibit 99.1


                      BJ's Restaurants, Inc. Reports Solid
             Financial Results for the First Quarter of Fiscal 2007



    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--April 26, 2007--BJ's Restaurants, Inc. (NASDAQ:BJRI) today reported revenues and net income for the first fiscal quarter ended April 3, 2007.

    Highlights for the first quarter, compared to the same quarter last year, were as follows:

    --  Revenues increased approximately 33% to $71.2 million

    --  Comparable restaurant sales increased 6.9%

    --  Total operating weeks increased approximately 24%

    -- Net income of $3.0 million and diluted net income per share of $0.11, excluding a previously announced non-cash, pre-tax charge of $2.0 million ($0.05 per diluted share) related to asset disposals

    --  Net income of $1.6 million and diluted net income per share of
        $0.06

    "Our leadership team was very pleased with the Company's results for the first quarter of 2007," commented Jerry Deitchle, President and CEO. "In spite of a continuing 'headwind' due to the difficult operating environment in general for most casual dining restaurant companies, BJ's was able to achieve a strong 6.9% increase in comparable restaurant sales for the quarter (our 42nd consecutive quarter of positive comparable sales comparisons), successfully hurdling a solid 6.8% increase for the same quarter last year. That adds up to an impressive 13.7% two-year increase in first quarter comparable sales. We believe our continued positive sales trends are the result of the improved quality, differentiation, overall value and broad 'approachability' of the BJ's concept, coupled with improved operational execution as a result of our recently implemented toolsets and initiatives."

    The Company opened two new restaurants in the first quarter of 2007 in Tampa, Florida and Columbus, Ohio. These two restaurants represent BJ's initial entry into the Midwest and Southeast regions of the United States. "Sales volumes for these two new restaurants are currently running in excess of $100,000 per week, which is stronger than we expected and is very encouraging," commented Deitchle. Additionally, the Company opened its second Florida restaurant on April 17, 2007 in Orlando, across from the Mall at Millenia.

    The Company continues to target as many as 13 new restaurants for 2007 and thereby will increase its operating week capacity by 20% to 25% during the year. All prospective locations for potential 2007 openings have been secured, and seven new restaurants are currently under construction. The Company currently anticipates opening as many as four new restaurants in the second quarter, of which one has already opened; as many as three new restaurants in the third quarter; and as many as four new restaurants in the fourth quarter. The actual timing of restaurant openings is inherently difficult to precisely predict and is subject to a number of factors that are outside of the Company's control, including factors that are under the control of the Company's landlords and contractors.

    As previously announced, the Company incurred a one-time, non-cash, pre-tax charge of $2.0 million (approximately $1.3 million net of the related tax effect or approximately $0.05 per diluted share) related to the disposal of certain assets as a result of certain initiatives to further improve the quality, productivity, efficiency and capacity of its restaurant, brewing and infrastructure support operations. In the Company's restaurants, existing televisions were replaced with new flat panel, high definition televisions. Additionally, the current china/silverware/glassware package in the restaurants is being upgraded with a more contemporary package that significantly enhances BJ's food and beverage presentations. The Company also decommissioned four of its older, smaller and inefficient "legacy" breweries to take advantage of the economies of scale offered by the Company's new, large-capacity brewery in Reno, Nevada. The Company also relocated its home office support activities to a larger leased facility during the first quarter of 2007 to more effectively accommodate the Company's planned future expansion that resulted in the disposal of certain nonproductive support-related assets.

    Investor Conference Call and Webcast

    BJ's Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 26, 2007, at 2:00 p.m.
(Pacific). The Company will provide an Internet simulcast, as well as a replay of the conference call. The link to the simulcast and rebroadcast can be found on the Company's website at http://www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

    BJ's Restaurants, Inc. currently owns and operates 58 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates eight microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (35), Texas (8), Arizona (4), Oregon (3), Colorado (3), Nevada (2), Florida (2) and Ohio (1). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include disclosure regarding implementation of the Company's fiscal 2007 key initiatives, expectations as to restaurant openings and the effects on SFAS No.123R on diluted net income per share for future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases, (v) food quality and health concerns, (vi) factors that impact California, where 35 of our current 58 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel,
(xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Further information concerning the Company's results of operations for first quarter 2007 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by no later than May 14, 2007.

    For further information, please contact Greg Levin of BJ's
Restaurants, Inc. (714) 500-2440.



            Selected Unaudited Consolidated Financial Data
           (Dollars in thousands except for per share data)

                                        For the Thirteen Weeks Ended
                                       -------------------------------
                                          April 3,        April 4,
Statement of Income Data:                   2007            2006
                                       --------------- ---------------

Revenues                               $71,203  100.0% $53,356  100.0%

Costs and expenses:
Cost of sales                           18,028   25.3   13,685   25.6
Labor and benefits                      25,628   36.0   18,390   34.5
Operating and occupancy expenses        13,406   18.8   10,328   19.4
General and administrative               6,238    8.8    4,692    8.8
Depreciation and amortization            3,052    4.3    2,156    4.0
Restaurant opening expense               1,420    2.0    1,035    1.9
Loss on disposal of assets               2,004    2.8        0    0.0
                                       -------- ------ -------- ------
Total cost and expenses                 69,776   98.0   50,286   94.2
                                       -------- ------ -------- ------
      Income from operations             1,427    2.0    3,070    5.8

Other income:
Interest income, net                       976    1.4      443    0.8
Other income, net                           34    0.0       28    0.1
                                       -------- ------ -------- ------
Total other income                       1,010    1.4      471    0.9
                                       -------- ------ -------- ------
      Income before income tax expense   2,437    3.4    3,541    6.7

Income tax expense                         811    1.1    1,230    2.3
                                       -------- ------ -------- ------

      Net income                        $1,626    2.3%  $2,311    4.4%
                                       ======== ====== ======== ======

Net income per share:
      Basic                              $0.06           $0.10

      Diluted                            $0.06           $0.10

Weighted average number of shares
 outstanding:
      Basic                             26,072          22,777

      Diluted                           26,813          23,634




           Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)

Balance Sheet Data (end of period):              April 3,   January 2,
                                                   2007       2007
                                                (unaudited) (audited)
                                                ----------- ----------

Cash, cash equivalents and short-term
 investments                                       $68,388    $84,653

Total assets                                      $241,934   $249,849

Total long-term debt, including current portion         $-         $-

Shareholders' equity                              $205,360   $202,862




    Supplemental (Unaudited) Information For the Thirteen Weeks Ended
     (1)
                                         -----------------------------
                                         April 3, 2007  April 4, 2006
                                         -------------- --------------

    Comparable restaurant sales % change           6.9%           6.8%
    Restaurants opened during period                 2              3
    Restaurants open at period-end                  57             47
    Restaurant operating weeks                     721            582

(1) excludes the one licensed restaurant


    Reconciliation of Non-GAAP Financial Measures

    The following reconciliation of net income is provided to assist the reader with an understanding of the financial impact for stock based compensation and the loss on disposal of assets during the quarter. In addition, the Company believes that its competitors report similar non-GAAP financial information and, as a result, investors, analysts and others in the investment community expect such information to be reported as it allows them to better compare the Company's results with those of its competitors. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. The pro-forma non-GAAP financial information presented herein should be considered supplemental to, not superior to or as a substitute for financial measures calculated in accordance with GAAP.



       (Unaudited, dollars in thousands except per share data)

                                              Thirteen Weeks Ended
                                           ---------------------------
                                           April 3, 2007 April 4, 2006
                                           ------------- -------------

Net income as reported                     $1,626   2.3% $2,311   4.4%
  Stock based compensation:
     Labor and benefits (a)                   161   0.2      10     -
     General and administrative               539   0.8     449   0.8
  Loss on disposal of assets                2,004   2.8       -     -
  Tax effect                                 (900) (1.3)   (161) (0.3)
                                           ------- ----- ------- -----
Pro-forma net income                       $3,430   4.8% $2,609   4.9%
                                           ======= ===== ======= =====

Basic net income per share                  $0.06         $0.10
  Stock based compensation                   0.03          0.02
  Loss on disposal of assets                 0.08             -
  Tax effect                                (0.03)        (0.01)
                                           -------       -------
Pro-forma basic net income per share        $0.14         $0.11
                                           =======       =======

Diluted net income per share                $0.06         $0.10
  Stock based compensation                   0.03          0.02
  Loss on disposal of assets                 0.07             -
  Tax effect                                (0.03)        (0.01)
                                           -------       -------
Pro-forma diluted net income per share      $0.13         $0.11
                                           =======       =======


    (a) Beginning fiscal year 2007, the Company implemented its Gold Standard Stock Ownership Program ("GSSOP") to reward gold standard performance to its restaurant managers, executive kitchen managers and field supervision. The initial grant of restricted stock units for each participant in the GSSOP was granted on the first business day of the 2007 fiscal year. Prior to the GSSOP plan the Company did not have a formal equity incentive program for its restaurant personnel.



    CONTACT: BJ's Restaurants, Inc.
             Greg Levin, 714-500-2440